Exhibit 10.22
[AutoNation Letterhead]

November 11, 2011

Mr. David Koehler
[Address]

Dear Dave:

Congratulations! On behalf of AutoNation, I wish you continued success in your new position. This letter is subject to the approval of the Board of Directors and will confirm the terms and conditions of your new role as follows:

•	Position Title: SVP Sales for AutoNation, Inc.

•	Effective Date: TBD

•	Rate of Pay: $20,208.33 payable semi-monthly ($485,000.00 annualized)

•	Total Target Pay: $703,250.00

•	Reporting to: Mike Maroone

•
Bonus Eligibility: You will now be eligible for the Corporate bonus plan paid annually. This plan targets 45% of your annual base earnings, and is based on overall company performance. The performance period is January through December, therefore your bonus opportunity will be prorated based on your date of promotion. Future years' bonus eligibility, percentage, and metrics will be at the level commensurate with your position in effect at that time.

•
Equity Plan - Subject to the discretion of the Executive Compensation Subcommittee of the Board of Directors (the “Committee”), you may continue to participate in the Company's Plan, and any equity awarded will be commensurate with the SVP level. Eligibility terms and conditions of the Plan are subject to change as determined by the Board of Directors and/or the Committee.

•
Fitness Center Membership: As an SVP, you will be invited to use the AutoNation Body Shop exercise facility located on the tenth floor of the AutoNation Headquarters building. You will have free access to the fitness center which includes free weights, cardio and weight equipment as well as private changing rooms.

•	Car Allowance: You will be eligible to receive $1,300.00 per month as a car allowance, less taxes and applicable withholdings.

•
Relocation: The Company will provide you with relocation assistance in moving you and your personal property to South Florida subject to your signing the Company's Relocation Policy Acknowledgment Form. Enclosed for your review is a copy of the Relocation Policy Acknowledgment Form. You are eligible for Plan 5 benefits. Your contact for relocation will be Brian Casey. Brian can be reached at [phone number].

•	Executive Health Management Plan: You will be eligible to participate in the Executive Health Management Plan. Details of this program are provided in the enclosed package.

•	Arbitration Agreement: This offer is also contingent upon your signing the Company's Arbitration Agreement.

•	Confidentiality, No-Solicit/No-Hire & Non-Compete Agreement: This offer is also contingent upon your signing the Company's Associate Confidentiality, No-Solicit/No-Hire and Non-Compete Agreement.

•	At-Will Employment: This letter is not a guarantee of continued employment nor does it in any way abridge the employment-at-will relationship that exists between the Company and its employees, nor does it create a contractual relationship. Management retains the right to terminate employment of any associate with or without notice and with or without reason. Similarly, the associate also has the right to terminate employment with or without notice and with or without reason.

•	Parking: You will have the opportunity to park in the AutoNation headquarters garage for $10.00 per pay period. This is a covered and secured parking facility.

Please indicate your acceptance of these terms and conditions by signing below and on the enclosed copy. Return the signed original in the envelope provided.

David, congratulations on your promotion! Feel free to call me at [phone number] if you have any questions.

Sincerely,                         Accepted:

/s/ Julie Staub                        /s/ David Koehler 11/14/11
Julie Staub                        David Koehler        Date
VP Human Resources

cc: Mike Maroone